Exhibit 10.22
COOPER INDUSTRIES, LTD.
AMENDED AND RESTATED
DIRECTORS’ RETAINER FEE STOCK PLAN
(As Amended and Restated as of November 4, 2008)
(Amendments in connection with Section 409A of the Code Effective January 1, 2005)
1.	Purpose. The purpose of the Amended and Restated Directors’ Retainer Fee Stock Plan (the “Plan”) is to attract, motivate and retain experienced and knowledgeable persons to serve as directors of Cooper Industries, Ltd. (the “Company”) and to promote identification of such directors’ interests with those of the Company’s shareholders.

2.	Definitions. As used in the Plan:
2.1.	“Affiliate” shall mean all employers, present and future, with whom the Company is considered a single employer under Sections 414(b) and 414(c) of the Code.

2.2.	“Annual Service Fee” means the annual cash retainer fee payable to a Nonemployee Director for his or her services on the Board and committees; the annual retainer fee, if any, payable to a Nonemployee Director for serving as a chairperson of a committee of the Board or as the presiding non-management director; and any fees payable to a Nonemployee Director for attendance at meetings of the Board or any of its committees.

2.3.	“Board” means the Board of Directors of the Company.

2.4.	“Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.

2.5.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.6.	“Committee” means the Committee on Nominations and Corporate Governance of the Board.

2.7.	“Common Stock” means the Class A common shares, par value $0.01 a share, of the Company.

2.8.	“Deferral Election” shall have the meaning set forth in Section 7 hereof.

2.9.	“Deferred Shares” shall have the meaning set forth in Section 8 hereof.

2.10.	“Deferred Share Account” shall have the meaning set forth in Section 8 hereof.

2.11.	“Dividend Equivalents” shall have the meaning set forth in Section 8 hereof.

2.12.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.13.	“Fair Market Value” of a share of Common Stock, as of any date, means the closing sales price of a share of Common Stock as reported on the Stock Exchange on the applicable date; provided that if no sales of Common Stock were made on the Stock Exchange on that date, the closing sales price as reported on the Stock Exchange for the preceding day on which sales of Common Stock were made and provided further that, in the event of a Change in Control, Fair Market Value shall be no less than the highest price per share actually paid for the Common Stock in connection with such Change in Control.

2.14.	“Issue Dates” means the first business day of each calendar quarter.

2.15.	“Nonemployee Director” means a member of the Board who is not an employee of the Company or any of its Affiliates.

2.16.	“Plan Year” means the 12-month period commencing each May 1 and ending on the following April 30.

2.17.	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act (or any successor rule to the same effect).

2.18	“Section 409A” shall mean Section 409A of the Code and the regulations and rulings promulgated thereunder.

2.19.	“Separation from Service” shall mean the termination of service as a director, and the termination of all employment (if any), of a Nonemployee Director with the Company and all Affiliates for any reason other than death. Whether a Director has incurred a Separation from Service shall be determined in accordance with Section 409A.

2.20.	“Stock Exchange” means the New York Stock Exchange, Inc. (“NYSE”) or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted.
3.	Authorized Shares. The total number of shares of the Company’s Common Stock available for issuance under the Plan is 200,000, including Deferred Shares, subject to adjustment pursuant to Section 14 hereof. Shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or shares held by any of the Company’s subsidiaries as the Company may determine from time to time.

4.	Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall, subject to the provisions of the Plan, adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee, except that the Committee may authorize any one or more of its members, or any officer or employee of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan. No member of the Committee shall be liable for any act done or omitted to be done by such member or by any other member of the Committee in connection with the Plan, except for such member’s own willful misconduct or as expressly provided by statute. All costs and expenses involved in administration of the Plan shall be borne by the Company.

5.	Participation. Each Nonemployee Director shall be eligible to participate in the Plan.

6.	Election to Receive Common Stock in Lieu of Annual Service Fee. Prior to the December 31st preceding the first day of each Plan Year, each Nonemployee Director may make an election to receive all or a portion of his or her Annual Service Fee for such Plan Year in Common Stock (a “Stock Election”) in lieu of cash. Such shares of Common Stock shall be transferred in accordance with Section 10 hereof, except to the extent that a Deferral Election shall be in effect with respect to such shares or to the extent that Section 13 hereof applies. Any Stock Election shall be in writing, shall specify the percentage of the Annual Service Fee to be paid in Common Stock, and shall be irrevocable for the Plan Year for which the Stock Election is made. Notwithstanding the foregoing, any Nonemployee Director who is newly elected or appointed to the Board after the first day of a Plan Year may make the election under this Section 6 within thirty (30) days of the date of his or her election or appointment to the Board with respect to the percentage of the Annual Service Fee that is payable for the remainder of that Plan Year. Any Stock Election made by a Nonemployee Director shall remain in effect for future Plan Years unless changed by such Nonemployee Director prior to the expiration of the time for making such Stock Election.

7.	Deferral Election. Prior to the December 31st preceding the first day of each Plan Year, each Nonemployee Director may make an election to defer the receipt (a “Deferral Election”) of all or any percentage of the shares of Common Stock otherwise payable to such Nonemployee Director pursuant to Section 6 hereof. Any Deferral Election shall be in writing on a Company-approved form, shall specify the percentage of shares to be deferred, and shall be irrevocable for the Plan Year for which the Deferral Election is made, subject to the provisions below in this Section 7. Notwithstanding the foregoing, any Nonemployee Director who is newly elected or appointed to the Board after the first day of a Plan Year may make the election under this Section 7, within thirty (30) days of election or appointment to the Board, with respect to the percentage of the Stock Election that is to be deferred for the remainder of that Plan Year; provided that the Nonemployee Director has not previously been eligible to participate in the Plan or in any other nonqualified account balance plan of the Company or of any Affiliate that is required to be aggregated with the Plan under Section 409A. All Deferral Elections are subject to Section 13 of this Plan. Any Deferral Election made by a Nonemployee Director shall remain in effect for future Plan Years unless changed by such Nonemployee Director prior to the expiration of the time for making such Deferral Election.

At the time of making a Deferral Election, a Nonemployee Director shall elect the time and form of payment. The date for the payment, or commencement of payment, shall be a specified calendar year. Subject to any limitations imposed by the Committee and/or Section 409A, the specified calendar year may be during the Nonemployee Director’s service as a director; the earlier or later of the calendar year in which a Nonemployee Director incurs a Separation from Service or attains a specified age; or the earliest of the Nonemployee Director’s death, Separation from Service, a specified calendar year, or a Change in Control. The form of the payment shall be either a lump sum or a series of substantially equal annual installments over a period not to exceed ten (10) years.

A Nonemployee Director may change an initial election in order to delay payment or to change the form of payment if the following conditions are met: (i) such election shall not take effect until at least twelve (12) months after the date on which the election is made; (ii) the payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise be made; and (iii) any election for a “specified time (or pursuant to a fixed schedule),” within the meaning of Section 409A, may not be made less than twelve (12) months prior to the date of the first scheduled payment. To the extent permitted under Section 409A, payments previously elected as installments shall be treated as a single payment.

On or before December 31, 2008, a Nonemployee Director may make an election to change the time and form of payment of that portion of his Deferred Share Account credited for shares that were deferred for calendar years 2005, 2006, 2007, and 2008; provided that:
     (i) The requirements for transition relief under Section 409A are met, including the requirements that no shares subject to the election shall otherwise be payable in 2008 and that the election shall not cause any shares to be paid in 2008 that would not otherwise be payable in such year; and
     (ii) The special election shall be subject to the provisions of this Section 7 of the Plan.
8.	Deferred Share Account. The Company shall credit to an account (a “Deferred Share Account”) maintained on behalf of a Nonemployee Director, as of the date on which the shares would otherwise be transferred hereunder, notional shares for the shares of Common Stock deferred (“Deferred Shares”). Deferred Shares shall be credited with an amount equal to the dividends that would have been paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be credited (i) as of the payment date of such dividends, and (ii) only with respect to Deferred Shares credited to such Nonemployee Director prior to the record date of the dividend. When credited, Dividend Equivalents shall be converted into an additional number of Deferred Shares as of the payment date of the dividend, based on the Fair Market Value on such payment date. Such Deferred Shares shall thereafter be treated in the same manner as any other Deferred Shares under the Plan.

9.	Payment of Deferred Shares. Deferred Shares will be distributed in whole shares of Common Stock and cash in lieu of fractional shares. Unless otherwise provided in the Nonemployee Director’s Deferral Election, payments shall be made or begin on March 1 of the calendar year specified by the Nonemployee Director in his deferral election, and if installments are elected and effective, the second installment and any other subsequent installments shall be paid on each subsequent March 1 for the period certain. If the Deferred Shares are payable in installments, the amount of each installment shall be equal to a fraction of the amount of the Deferred Shares remaining to be paid with respect to the applicable Deferral Election, the numerator of which is one and the denominator of which is the number of installments remaining to be paid.

Except as provided in Sections 9 and 13 and as permitted under Section 409A, no acceleration of the time or form of payment of a Deferred Share Account, or any portion thereof, shall be permitted.

In the event of the death of a Nonemployee Director, the undistributed balance of his Deferred Share Account shall be distributed upon his death to his beneficiary in one lump sum within ninety (90) days of his death provided that, if such ninety-day period begins in one taxable year and ends in another taxable year, neither the estate nor any beneficiary of the Nonemployee Director may choose in which taxable year such lump sum will be paid. The beneficiary or beneficiaries shall be designated in writing by the Nonemployee Director in the form and manner specified by the Committee; if no designation has been made, the estate of the Nonemployee Director shall be his beneficiary.

10.	Transfer of Shares. Shares of Common Stock issuable to a Nonemployee Director under Section 6 hereof shall be transferred to such Nonemployee Director on the Issue Dates. The total number of shares of Common Stock to be transferred shall be determined by the following formula:
     % of Stock Election x Quarterly Service Fee Payable
Fair Market Value of a Share of Common Stock on Issue Date
The Company will instruct its registrar to make an entry on the Company’s shareholder records evidencing that the shares (including any fractional shares) of Common Stock have been issued as of the Issue Dates.
Notwithstanding anything to the contrary herein, if on any Issue Date the number of shares of Common Stock otherwise issuable to the Nonemployee Directors shall exceed the number of authorized shares of Common Stock remaining available under the Plan, the available shares shall be allocated among the Nonemployee Directors in proportion to the number of shares they would otherwise be entitled to receive and the remainder of the Nonemployee Directors’ Annual Service Fee shall be payable in cash.

11.	Rights as a Shareholder. Except as otherwise expressly provided herein with respect to Dividend Equivalents, a Nonemployee Director shall have no rights as a shareholder of the Company with respect to any Common Stock to be issued under the Plan until he or she becomes the holder of record of such shares.

12.	Vesting. A Nonemployee Director shall be 100% vested in his or her Deferred Share Account at all times.

13.	Change in Control. Upon a Change in Control, all Deferred Shares, to the extent credited prior to the Change in Control, shall be issued immediately or, if the Common Stock is no longer trading on the Stock Exchange, shall be paid immediately in cash, based on the Fair Market Value of such Deferred Shares.

14.	Effect of Certain Changes in Capitalization. In the event of any recapitalization, stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Common Stock, the maximum number or class of shares available under the Plan, and the number or class of shares of Common Stock to be delivered hereunder shall be adjusted by the Committee to reflect any such change in the number or class of issued shares of Common Stock.

15.	Term of Plan. The Plan shall become effective on April 30, 1998. Unless terminated earlier pursuant to Section 16, the term of the Plan shall expire on April 30, 2016. Notwithstanding the foregoing, any Deferral Elections made prior to the termination of the Plan shall continue in accordance with the terms thereof.

16.	Amendment; Termination. The Board may at any time and from time to time alter, amend, or terminate the Plan in whole or in part; provided, however, that no such action shall, without the consent of a Nonemployee Director, affect the rights of such Nonemployee Director in any Common Stock issued to or deferred by such Nonemployee Director under the Plan, and provided, further that no amendment shall be effective prior to approval by the Company’s shareholders to the extent such approval is then required by law, rule, or regulation or pursuant to Rule 16b-3 in order to preserve the exemption provided by Rule 16b-3.

17.	Rights of Directors. Nothing contained in the Plan shall confer upon any Nonemployee Director any right to continue in the service of the Company as a director.

18.	Government and Other Regulations. The obligations of the Company to deliver shares under the Plan shall be subject to all applicable laws, rules, and regulations and such approvals by any government agency as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended.

19.	Nontransferability. The rights and benefits under the Plan shall not be transferable by a Nonemployee Director other than by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code, Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

20.	Withholding. To the extent required by applicable federal, state, local, or foreign law, a Nonemployee Director shall make arrangements satisfactory to the Company for the payment of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Stock under the Plan until such obligations are satisfied. A Nonemployee Director may satisfy any such withholding obligation by (i) having the Company retain the number of shares of Common Stock or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld.

21.	Interpretation. The Plan as applicable is designed and intended to comply with Section 409A, and all provisions hereof shall be construed in a manner to so comply. Notwithstanding any other provision of the Plan, although the Board, the Committee, and any designee of the Board or Committee shall use their best efforts to avoid the imposition of taxation, penalties, and interest under Section 409A, the tax treatment of Nonemployee Director deferrals under the Plan shall not be, and is not, warranted or guaranteed. If the Plan fails to meet the requirements of Section 409A with respect to a Nonemployee Director, the Company shall distribute the amount required to be included in such Nonemployee Director’s gross income as a result of such failure. Neither the Company, the Board, the Committee, nor any of their designees shall be held liable for any taxes, penalties, or other monetary amounts owed by a Nonemployee Director, Beneficiary, or other person as a result of any deferral or payment under the Plan.

22.	Governing Law. To the extent that federal laws do not otherwise control, the Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Texas.

23.	Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.